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                               TRO LEARNING, INC.
                    COMPUTATION OF INCOME (LOSS) PER SHARE
                     AND EQUIVALENT SHARE OF COMMON STOCK
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

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                                                          YEAR ENDED OCTOBER 31,
                                                          ----------------------
                                                            1996         1995
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AVERAGE SHARES OUTSTANDING:

1.  Weighted average number of shares of
    common stock outstanding during the
    period.............................................    6,120        6,066

2.  Net additional shares assuming stock
    options and warrants exercised.....................      523          214
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3.  Weighted average number of shares and
    equivalent shares of common stock
    outstanding during the period......................    6,643        6,280
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INCOME:

4.  Net income.........................................     $982       $3,752
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PER SHARE AMOUNTS:

  Net income (line 4/line 3)...........................    $0.15        $0.60
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